EMPLOYMENT AGREEMENT

THIS AGREEMENT between Tegal Corporation (“Tegal”) and Tom Mika (“Mika”) is dated and entered into as of this 12th day of August, 2002. Tegal and Mika hereby agree as follows:

RECITALS

        Mika and Tegal have decided to enter into an employment agreement and have agreed upon the terms of such employment, which terms are set forth herein.

AGREEMENT

1.

Employment. As of the date hereof, Tegal will employ Mika, and Mika will accept employment with Tegal, as its Executive Vice President & Chief Financial Officer, with such duties and responsibilities consistent with such offices.

2.

Other Business. Mika will devote his time, attention and effort to Tegal’s business on a substantially full-time basis. Notwithstanding the foregoing, Mika shall be entitled to serve on the Board of Directors of other corporations, as Mika may elect from time to time, so long as such service is approved by the Board.

3.	Term. This Agreement shall continue until the twelve-month anniversary of the date hereof.

4.

Salary. Mika’s base salary (the “Base Salary”) shall be $175,000.00 per year. Mika’s salary will be temporarily reduced by 20%, to $140,000.00, until such time as cost reduction measures are lifted and full pay is reinstated to all Tegal employees. Mika’s salary will be paid in bi-weekly installments at the same intervals as other employees of Tegal and is subject to discretionary increases in accordance with Tegal’s normal review procedures and policies.

5.

Annual Bonus. In addition to his Base Salary, and subject to the achievements of certain goals established in accordance with this Section 5, Mika shall be paid an annual bonus (the “Bonus”) during the term of this Agreement in an amount not less than 35% of Base Salary. Each year the Board shall approve objective, quantifiable, and reasonably attainable annual goals, which shall be reduced to writing and presented by the CEO to the Board on or before the 60th day following the commencement of each fiscal year during the term of this Agreement. The actual Bonus paid shall be evaluated using the Board-approved Bonus plan methodology. The Bonus shall be paid in cash when bonuses are generally paid to other senior executives of Tegal for the relevant fiscal year.

6.

Stock Offering. Upon signing of this Agreement, the Board will grant Mika, as soon as practical, the option to purchase 100,000 shares of Tegal Common Stock with a four-year vesting period, at the prevailing price established by the Board of Directors. This grant is subject to the terms and conditions of the Tegal Stock Option Plan.

7.

Reimbursement of Expenses. Tegal shall reimburse Mika for all reasonable out-of-pocket expenditures incurred by Mika in performing his obligations hereunder, including, without limitation, telephone, fax, and travel-related expenses. All reimbursable expenses shall be reimbursed in accordance with Tegal’s standard practices as in effect from time to time, upon delivery by Mika of an itemized statement, accompanied by appropriate receipts, describing the reimbursable expenses incurred and approved by Mike Parodi. Tegal shall reimburse Mika for all car and related expenses for the term of this Agreement to a maximum of $600.00 per month.

8.

Relocation Costs. Tegal will reimburse Mika for up to a maximum of $15,000.00 in expenses associated with his relocation (above and beyond the move itself), including any broker’s fees or closing costs related to the sale of the Maryland property. These expenses will be reimbursed through a receipted expense report, approved by Mike Parodi. The actual move will be handled by corporate movers, arranged by Tegal, and directly billed to the Company. Please contact Diane Walsh when you are ready to begin this process.

9.

Benefits. During the term of the Agreement, Mika will be entitled to participate in all fringe benefit programs as shall be provided from time to time to Tegal’s employees. Currently, those benefits include medical and dental plans, a flexible spending account, 401(k) savings plan, Employee Qualified Stock Purchase Plan, life insurance, short and long-term disability insurance, sick pay, and an employee assistance program.

According to the current Tegal Vacation Policy, Mika will earn two (2) weeks vacation during the first year of employment with hours accruing monthly. The vacation accrual rate will increase one day per year for your second through fifth years of employment.

10.	Termination. Employment of Mika pursuant to this Agreement may be terminated as follows:
10.1	With or without cause, Tegal may terminate the employment of Mika at any time during the term of employment, upon 30 days’ prior written notice to Mika.
10.2	Mika may terminate his employment at any time upon 30 days prior written notice to Tegal.

    11.       Termination Payments.
11.1	Termination by Employer. If Tegal terminates Mika’s employment prior to his relocation to the Petaluma Area and without cause, Mika shall continue to receive his then effective Base Salary and benefits, pursuant to Section 9 hereof, for twelve (12) months following the effective date of such termination (the “Salary and Benefits Continuance”). If Tegal terminates Mika’s employment after his relocation to the Petaluma Area and without cause, Mika shall continue to receive his then effective Base Salary and benefits for twelve (12) months following the date of such termination and the Salary and Benefits Continuance shall be extended beyond the first twelve (12) months on a month-to-month basis, to a maximum of eighteen (18) months, should Mika remain continuously unemployed following the effective date of termination.

11.2	Termination by Employee. In the case of voluntary termination of Mika’s employment by Mika, except when he terminates his employment because of good reason or breach of the Agreement by Tegal, Mika shall not be entitled to a Salary and Benefits Continuance. If Mika terminates his employment because of good reason, as hereinafter defined, Mika shall be entitled to the Salary and Benefits Continuance. For Purpose of the Agreement, “good reason” shall mean (i) any material breach of this Agreement by Tegal; (ii) the assignment to Mika of any duties, or the substantial reduction of Mika’s duties, either of which is inconsistent with Mika’s position as Executive Vice President and Chief Financial Officer; or (iii) any change in Mika’s reporting relationship which results in his not reporting directly to the President and CEO.

12.     Termination; Definitions: Special Provisions.

12.1	Cause. Wherever reference is made in this Agreement to Termination being with or without cause, “cause” means cause given by Mika to Tegal and is limited to the following:

(a)	Repeated failure or refusal to carry out the reasonable directions of the President and CEO, which directions are consistent with Mika’s duties as set forth herein;

(b)	Conviction for violation of a state or federal criminal law involving the commission of a felony; or

(c)	Any material breach of the Agreement, if not corrected as provided in Section 12.2 below.

12.2	Breach. Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by a party pursuant to any provision of this Agreement, before such action is taken, the party asserting the breach shall give the other party at least 90 days’ prior written notice of the existence and nature of the breach and the opportunity to correct it during the 90-day period.

13. General Provisions.

13.1	Severability. In the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

13.2	Employment. Nothing in this Agreement shall obligate Tegal to continue to retain Mika as an employee. Mika understands that this means that Tegal has and will continue to have the right to terminate his employment for any reason, with or without cause or prior notice.

13.3	Entire Agreement. This Agreement contains the sole and entire agreement and understanding between Tegal and Mika with respect to the subject matter hereof, and supersedes and replaces any prior agreement to the extent any such agreement is inconsistent herewith. This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by Tegal and Mika.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

TEGAL CORPORATION

Dated: 8/12/02	By: /s/ Michael L. Parodi
Michael L. Parodi
Chairman of the Board, President or Vice President

Dated 8/12/02	By: /s/ Tom Mika
Tom Mika
Executive Vice President and Chief Financial Officer